EXHIBIT 3
NON-RECOURSE PROMISSORY NOTE (“Note”)

$9,941,377.76	May 19, 2010
Chicago, Illinois
FOR VALUE RECEIVED, the undersigned, Pharmaceutical Financial Syndicate, LLC, a Delaware limited liability company (“Maker”), hereby promises to pay for the account of Frost Gamma Investments Trust, a Florida trust (the “Holder”), the principal sum of Nine Million, Nine Hundred Forty-One Thousand, Three Hundred Seventy-Seven and 76/100 Dollars ($9,941,377.76), together with interest, all as hereinafter set forth.
This Note is given pursuant to Section 1.2 of the Stock Purchase Agreement, dated May 19, 2010, between Maker, Holder and other parties (the “Stock Purchase Agreement”).
1. Interest. This Note shall bear interest at the rate of 2.82% per annum, compounded annually. Interest shall accrue and be payable on the Maturity Date.
2. Payments. Except as provided in Sections 3 and 5 hereof, the principal amount hereof and all accrued but unpaid interest shall be paid on the Maturity Date. The “Maturity Date” shall be the date of the first to occur of the following: (a) the date that is six months after sales commence in the United States of the Civamide Patch for PHN; (b) the date that is six months after sales commence in the United States of the Civamide Capsule for Crohn’s disease; (c) the date of consummation of any transaction pursuant to which one or more third parties acquires (i) fifty percent (50%) or more of the then outstanding voting securities of Winston Pharmaceuticals, Inc. or it successors and assigns (“WPI”) (whether by merger, stock sale or otherwise) or (ii) all or substantially all of the assets of WPI (any transaction described in (i) or (ii), a “Sale”), but in any case only if the aggregate proceeds from such Sale are equal to or greater than $80,000,000 in cash or freely-tradable securities of a publicly-traded issuer (any such transaction, a “Qualified Sale”) or (d) the date which is six years after the date of this Note.
3. Payment Prior to Maturity Date. The principal amount of this Note may be prepaid in whole or in part at any time during the term hereof, provided that any such prepayment shall include all accrued but unpaid interest on the amount prepaid. Holder shall not charge Maker any fee, premium or penalty for any such prepayment.
4. Escrow Securities and Payments into Escrow. Pursuant to the Stock Purchase Agreement, Escrow Securities (as defined in the Stock Purchase Agreement) have been put into escrow pursuant to the Escrow Agreement dated May 19, 2010 between Maker, Holder and Wells Fargo Bank, N.A. (the “Escrow Agreement”) to secure the payment of this Note. All payments under this Note shall be made into escrow and then released to Holder against release of Escrow Securities as provided in the Escrow Agreement.
5. Default Remedies. Any one of the following occurrences shall constitute an “Event of Default” under this Note:
(a) Failure by the Maker to make any payment of principal or interest within ten (10) days after the date such payment becomes due and payable.

(b) If Maker shall make an assignment for the benefit of its creditors, or shall seek a composition, readjustment, arrangement, liquidation, dissolution or insolvency proceeding under any present or future statute or law; or shall file a petition under the Federal Bankruptcy Code; or shall in any involuntary bankruptcy case commenced against it, file an answer admitting insolvency or inability to pay its debts as they become due, or shall fail to obtain a dismissal of such involuntary case within 60 days after its commencement; or be the subject of an order for relief in such bankruptcy case; or be adjudged a bankrupt or insolvent; or shall have a custodian, trustee or receiver appointed for, or have any court take jurisdiction of its property, or any part thereof in any proceeding for the purpose of reorganization, arrangement, dissolution or liquidation, and such custodian, trustee, liquidator or receiver shall not be discharged, or such jurisdiction shall not be relinquished, vacated or stayed within 60 days of the appointment.
(c) If there shall occur a Sale with respect to WPI that is not a Qualified Sale.
(d) If there shall be a breach by any of Dr. Joel E. Bernstein, Carole Bernstein or WPI of their obligations under that certain Standstill Agreement, dated as of the date hereof, between Dr. Joel E. Bernstein, Carole Bernstein, WPI and the Frost Group Shareholders (the “Standstill Agreement”).
Upon the occurrence of any Event of Default hereunder, the entire outstanding principal balance and any unpaid interest or penalties then accrued under this Note, shall, at the option of Holder hereof, immediately become and be due and payable in full. IN SUCH EVENT, ALL ESCROW SECURITIES AND ESCROW FUNDS THEN REMAINING IN ESCROW SHALL BE RELEASED TO HOLDER IN FULL AND COMPLETE SATISFACTION OF THIS NOTE.
6. Application of Payments. Payments hereunder shall be applied first to interest, then to principal and then to any other amounts payable hereunder.
7. Captions. Any headings or captions in this Note are inserted for convenience of reference only. Such headings or captions shall not be deemed to constitute a part hereof, nor shall they be used to construe or interpret the provisions of this Note.
8. Waiver. No delay in the exercise of any right or remedy hereunder by Holder shall be deemed to be a waiver of such right or remedy, nor shall the exercise of any right or remedy hereunder by Holder be deemed an election of remedies or a waiver of any other right or remedy. No waiver or limitation of any right or remedy hereunder by Holder shall be effective unless (and any such waiver or limitation shall be effective only to the extent) expressly set forth in a writing, signed and delivered by Holder to Maker. No notice to or demand on Maker in any case shall entitle Maker to any other notice or demand in similar or other circumstances, nor shall such notice or demand constitute a waiver of any rights or remedy of Holder to any other or further actions.
9. Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note will be in writing and will be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below or email to the address set forth below; (iii) five business days after deposit in the U.S. mail, postage prepaid and addressed to the other party at the address set forth below; or (iv) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile or email will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or email pursuant hereto but the absence of such confirmation will not affect the validity of any such communication. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 9, by giving the other party written notice of the new address in the manner set forth above.

If to Maker:	Pharmaceutical Financial Syndicate, LLC
100 Fairway Drive
Suite 134
Vernon Hills, Illinois 60061
Attn: Joel E. Bernstein, M.D.
Facsimile: (847) 362-0794
E-mail: joel@winstonlabs.com

with a copy to:	Levenfeld Pearlstein, LLC
2 North LaSalle Street, Suite 1300
Chicago, Illinois 60602
Attn: Russell I. Shapiro
Facsimile: (312) 346-8434
E-mail: rshapiro@lplegal.com

Holder:	Frost Gamma Investments Trust
4400 Biscayne Boulevard
Suite 1500
Miami, Florida 33137
Facsimile: (305) 575-6444

with a copy to:	Steven D. Rubin
4400 Biscayne Boulevard
Suite 1500
Miami, Florida 33137
Facsimile: (305) 575-6444
E-mail: sr@thefrostgrp.com
10. Time of the Essence. Time is hereby declared to be of the essence of this Note and of every part hereof.
11. Governing Law and Jurisdiction. This Note shall be construed and interpreted according to the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Note shall be brought against any of the parties only in the courts of the State of New York, City of New York, Borough of Manhattan, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. THE PARTIES HERETO WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS NOTE.
12. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then, and in either of such events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the retaining provisions of this Note shall remain operative and in full force and effect.

13. No Set-off. No act of commission or omission of any kind or at any time upon the part of the Holder in respect of any matter whatsoever shall in any way affect or impair the rights of the Holder to enforce any right, power or benefit under this Note, and no set-off, claim, reduction or diminution of any obligation or any defense of any kind or nature that Maker has or may have against the Holder shall affect the Holder’s right to enforce any right, power or benefit under this Note.
14. Non-Recourse. The Holder, by accepting this Note, acknowledges and agrees that this Note is solely an obligation of Maker and that the sole recourse of Holder to collect payment of this Note from and after the Maturity Date or following an Event of Default and the continuation thereof shall be limited to the Escrow Securities at the time remaining in and properly held in the escrow account in accordance with the Escrow Agreement, and Holder shall be entitled to seek specific performance of the Escrow Agreement in connection with such sole recourse. It is expressly declared that nothing herein shall create any personal obligation on the part or any member, manager, officer or agent of Maker, all such liability being expressly waived.
[Signatures begin on next page]

IN WITNESS WHEREOF, the Maker has executed this Note on the day and year first written above.

MAKER: PHARMACEUTICAL FINANCIAL SYNDICATE, LLC, a Delaware limited liability company
By:	/s/ Joel E. Bernstein
Joel E. Bernstein, M.D., Manager

ACCEPTED:

HOLDER

FROST GAMMA INVESTMENTS TRUST

By:	/s/ Philip Frost
Phillip Frost, M.D., Trustee

[Signature page to the Frost Gamma Investments Trust Promissory Note]